                            SCHEDULE 14A INFORMATION
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, For Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

                      AMERICAN SUPERCONDUCTOR CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                -----------------------------------------------
        (Name of Person(s) Filing Proxy Statement, If Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

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(2)  Aggregate number of securities to which transaction applies:

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(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)  Proposed maximum aggregate value of transaction:

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(5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

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(2)  Form, Schedule or Registration Statement No.:

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(3)  Filing Party:

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(4)  Date Filed:

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

                      AMERICAN SUPERCONDUCTOR CORPORATION
                              TWO TECHNOLOGY DRIVE
                        WESTBOROUGH, MASSACHUSETTS 01581

                  Notice of Annual Meeting of Stockholders to
                      be Held on Wednesday, July 29, 1998

     The Annual Meeting of Stockholders of American Superconductor Corporation (the "Company") will be held at the offices of the Company, Two Technology Drive, Westborough, Massachusetts 01581 on Wednesday, July 29, 1998 at 9:00 a.m., local time, to consider and act upon the following matters:

        1.  To elect directors for the ensuing year.

        2. To approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 20,000,000 to 50,000,000.

        3. To approve an amendment to the 1996 Stock Incentive Plan to increase the number of shares of Common Stock authorized for issuance under such plan from 1,400,000 to 2,900,000.

        4. To ratify the selection by the Board of Directors of Coopers & Lybrand L.L.P. as the Company's independent auditors for the current fiscal year.

        5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on June 8, 1998 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

                                          By Order of the Board of Directors,

                                          Stanley Piekos, Secretary

Boston, Massachusetts
June   , 1998

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                      AMERICAN SUPERCONDUCTOR CORPORATION
                              TWO TECHNOLOGY DRIVE
                        WESTBOROUGH, MASSACHUSETTS 01581

             Proxy Statement for the Annual Meeting of Stockholders
                     to be Held on Wednesday, July 29, 1998

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of American Superconductor Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Wednesday, July 29, 1998 and at any adjournment of that meeting. All executed proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, executed proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

     On June 8, 1998, the record date for the determination of stockholders entitled to vote at the Annual Meeting (the "Record Date"), there were
outstanding and entitled to vote an aggregate of                shares of Common
Stock of the Company (constituting all of the voting stock of the Company). Holders of Common Stock are entitled to one vote per share.

     The Company's Annual Report for the fiscal year ended March 31, 1998 ("fiscal 1998") is being mailed to stockholders, along with these proxy materials, on or about June 26, 1998.

     THE TEXT OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED MARCH 31, 1998 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS INCLUDED IN THE COMPANY'S ANNUAL REPORT.

VOTES REQUIRED

     The holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

     The affirmative vote of the holders of a plurality of the shares of Common Stock voting on the matter is required for the election of directors, the affirmative vote of a majority of the shares of Common Stock outstanding as of the Record Date is required to approve the amendment to the Company's Restated Certificate of Incorporation, and the affirmative vote of a majority of the shares of Common Stock voting on the matter is required to approve the amendment to the 1996 Stock Incentive Plan and to ratify the selection by the Board of Directors of Coopers & Lybrand L.L.P. as the Company's independent auditors for the current year.

     Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have the same effect on the proposed amendment to the Restated Certificate of Incorporation as a vote against such matter, but will have no effect on the voting on matters (such as the election of directors, the proposed amendment to the 1996

Stock Incentive Plan and the ratification of the election of Coopers & Lybrand L.L.P.) that require the affirmative vote of a plurality or a majority of the shares voting on the matter.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth the beneficial ownership of the Company's Common Stock as of April 30, 1998 by (i) each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) by each director or nominee for director, (iii) by each of the executive officers named in the Summary Compensation Table set forth under the caption "Executive Compensation" below (the "Senior Executives"), and (iv) by all directors and executive officers as a group as of April 30, 1998:

                                                              NUMBER OF SHARES    PERCENTAGE OF
                                                                BENEFICIALLY       COMMON STOCK
BENEFICIAL OWNER                                                  OWNED(1)        OUTSTANDING(2)
----------------                                              ----------------    --------------

Five Percent Shareholders
CHARTH (Compagnie Holding D'Applications et de Realisations
  Thermiques et Hydrauliques) S.A., a subsidiary of
  Electricite
  de France.................................................     1,100,000              7.2%
Directors or Nominees
Gregory J. Yurek............................................       506,162(3)           3.2%
John B. Vander Sande........................................       138,562(4)             *
Peter O. Crisp..............................................        73,603(5)             *
Frank Borman................................................        37,500(6)             *
Richard Drouin..............................................        31,000(7)             *
Albert J. Baciocco..........................................         9,000(8)             *
Gerard Menjon...............................................         9,000(9)             *
Andrew G.C. Sage, II........................................        44,000(10)            *
Other Senior Executives
Alexis P. Malozemoff........................................       195,250(11)          1.3%
Gero G. Papst...............................................       121,500(12)            *
Roland E.Lefebvre...........................................        42,000(13)            *
John D. Scudiere............................................        57,000(14)            *
All directors and executive officers as a group
  (16 persons) as of April 30, 1998.........................     1,407,372(15)          9.2%

---------------

  * Less than 1%.

 (1) The inclusion of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. In accordance with the rules of the Securities and Exchange Commission, each stockholder is deemed to beneficially own any shares subject to stock options that are currently exercisable or exercisable within 60 days after April 30, 1998, and any reference below to shares subject to outstanding stock options held by the person in question refers only to such stock options.

 (2) Number of shares deemed outstanding includes 15,272,874 shares outstanding as of April 30, 1998, plus any shares subject to outstanding stock options held by the person in question.

 (3) Includes 16,262 shares held by Dr. Yurek's wife and minor children and 336,500 shares subject to outstanding stock options.

 (4) Includes 42,000 shares subject to outstanding stock options.

 (5) Includes (i) 3,000 shares held by Mr. Crisp's wife and (ii) 42,000 shares subject to outstanding stock options. Mr. Crisp disclaims beneficial ownership of the shares held by his wife.

 (6) Includes 34,500 shares subject to outstanding stock options.

 (7) Includes 22,000 shares subject to outstanding stock options.

 (8) Comprised of 9,000 shares subject to outstanding stock options.

 (9) Comprised of 9,000 shares subject to outstanding stock options. Does not include any shares beneficially owned by CHARTH, a subsidiary of Electricite de France, of which Mr. Menjon is an executive officer.

(10) Comprised of 35,000 shares owned by a limited partnership of which Mr. Sage is the general partner and 9,000 shares subject to outstanding stock options.

(11) Includes (i) 4,500 shares held in two trusts of which Dr. Malozemoff is the co-trustee and (ii) 165,250 shares subject to outstanding stock options.

(12) Comprised of 121,500 shares subject to outstanding stock options.

(13) Comprised of 42,000 shares subject to outstanding stock options.

(14) Comprised of 57,000 shares subject to outstanding stock options.

(15) Includes 991,508 shares subject to outstanding stock options.

                             ELECTION OF DIRECTORS

     The persons named in the enclosed proxy will vote to elect as directors the eight nominees named below, all of whom are presently directors of the Company, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors. Each director will be elected to hold office until the next annual meeting of stockholders (subject to the election and qualification of his successor and to his earlier death, resignation or removal).

NOMINEES

     Set forth below, for each nominee, are his name and age, his positions with the Company, his principal occupation and business experience during the past five years and the year of the commencement of his term as a director of the
Company:

     GREGORY J. YUREK, age 51, co-founded the Company in 1987 and has been President since March 1989, Chief Executive Officer since December 1989 and Chairman of the Board since October 1991. Dr. Yurek also served as Vice President and Chief Technical Officer from August 1988 until March 1989 and as Chief Operating Officer from March 1989 until December 1989. Prior to joining the Company, Dr. Yurek was a Professor of Materials Science and Engineering at MIT for 13 years. Dr. Yurek has been a director of the Company since 1987.

     ALBERT J. BACIOCCO, JR., age 67, has been the President of The Baciocco Group, Inc., a technical and management consulting practice focused on technology planning, investment and implementation, since 1987 when he retired as Vice Admiral from the U.S. Navy after 34 years of distinguished service spent principally within the nuclear submarine force and directing the Department of the Navy research and technology development enterprise. Admiral Baciocco is a director of Honeywell, Inc. and Shell Exploration &

Production Company. In addition, he is a Trustee of the South Carolina Research Authority, a member of the Army Science Board, the Naval Studies Board of the National Research Council, and several boards and committees of government, industry and academe. Admiral Baciocco has been a director of the Company since April 1997.

     FRANK BORMAN, age 70, has been Chairman of the Board of Directors of DBT Online Inc., an on-line provider of integrated database servers and related reports, since August 1996, and President of Patlex Corporation ("Patlex"), a company engaged in enforcing and exploiting laser-related patents, since 1988. He also served as Chief Executive Officer and a director of Patlex from September 1995 until August 1996, as Chairman and Chief Executive Officer of Patlex from 1988 to December 1992, and as Chairman of AutoFinance Group, Inc. ("AFG") from December 1992 to September 1995, during which period Patlex was a subsidiary of AFG. Mr. Borman served as Vice Chairman of the Board of Directors of Texas Air Corporation from 1986 to 1991. From 1969 to 1986, he served in various capacities for Eastern Airlines, including President, Chief Executive Officer and Chairman of the Board of Directors. Mr. Borman served in the United States Air Force from 1950 to 1970. Mr. Borman currently serves as a director of The Home Depot, Inc. and Thermo Instrument Systems and is also a member of the Board of Trustees of the National Geographic Society. Mr. Borman has been a director of the Company since 1992.

     PETER O. CRISP, age 65, has been Vice Chairman of Rockefeller Financial Services, Inc. since December 1997. Previously, he was a General Partner of Venrock Associates, a venture capital firm based in New York, since 1969. Mr. Crisp is also a director of Evans & Sutherland Computer Corporation, Novacare, Inc., Thermedics, Inc., Thermo Electron Corporation, Thermo Power Corporation, ThermoTrex Corporation and United States Trust Corporation. Mr. Crisp has been a director of the Company since 1987.

     RICHARD DROUIN, age 66, has been a partner at McCarthy Tetrault, a law firm based in Montreal, Canada, since December 1995. Mr. Drouin is also Vice Chairman of Morgan Stanley Canada Limited. Mr. Drouin was the Chairman and Chief Executive Officer of Hydro-Quebec, a public electric utility based in Canada, from April 1988 to September 1995. Mr. Drouin is a director of Abitibi Price Inc., CT Financial Services Inc., Provigo Inc., Stelco Inc., TVA Group Inc. and Memotec Communications Inc. Mr. Drouin has been a director of the Company since February 1996.

     GERARD MENJON, age 49, has been Executive Vice President, Head of the Research and Development Division, of Electricite de France, the French public electric utility ("EDF"), since December 1994 and was the Senior Vice President, Business Development, of EDF from February 1992 to November 1994. Mr. Menjon has been a director of the Company since April 1997.

     ANDREW G.C. SAGE, II, age 72, has been President of Sage Capital Corporation since December 1993 and was the President and Chief Executive Officer of Robertson Ceco Corporation, a metal buildings manufacturing company, from November 1992 to December 1993. From late 1991 to January 1998, Mr. Sage was a member of the Board of Directors and a consultant to Computervision Corporation. In addition, Mr. Sage serves as Chairman of the Board of Robertson Ceco Corporation. Mr. Sage has been a director of the Company since April 1997.

     JOHN B. VANDER SANDE, age 54, co-founded the Company. He has been a professor at MIT specializing in the microstructure of materials since 1971 and became Associate Dean of Engineering at MIT in 1992. Dr. Vander Sande has been a director of the Company since 1990.

BOARD AND COMMITTEE MEETINGS

     The Company has a standing Audit Committee of the Board of Directors, which provides the opportunity for direct contact between the Company's independent auditors and the Board. The Audit Committee met twice during fiscal 1998. The current Audit Committee members are Dr. Vander Sande (Chairman) and Admiral Baciocco.

     The Company has a standing Compensation Committee of the Board of Directors, which makes compensation decisions regarding the officers of the Company, provides recommendations to the Board regarding compensation programs of the Company and administers and authorizes stock option grants under the 1993 Stock Option Plan, the 1994 Director Stock Option Plan, the 1996 Stock Incentive Plan, and the 1997 Director Stock Option Plan. The Compensation Committee met three times during fiscal 1998. The current members of the Compensation Committee are Mr. Crisp (Chairman), Dr. Vander Sande and Mr. Drouin.

     The Board of Directors met eight times during fiscal 1998. Each director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he then served, except Mr. Borman, who attended five of the eight meetings in fiscal 1998.

DIRECTORS' COMPENSATION

     Directors of the Company who are not employees of the Company or any subsidiary ("Outside Directors") receive $4,000 per quarter as compensation for their services as directors pursuant to a director compensation plan implemented July 1, 1997. In fiscal 1998, each Outside Director received $12,000 under this compensation plan. The Outside Directors may also receive options under the 1997 Director Stock Option Plan (the "1997 Director Plan").

     Pursuant to the 1997 Director Plan, Outside Directors are granted options on the following terms: (i) each Outside Director will be granted an option to purchase 40,000 shares of Common Stock of the Company on the first business day that all options granted to such Outside Director pursuant to another director stock option plan of the Company are vested completely and (ii) each Outside Director of the Company who is initially elected to the Board of Directors after September 5, 1997 shall be granted an option to purchase 40,000 shares of Common Stock upon his or her initial election to the Board of Directors. Each option granted under the 1997 Director Plan has an exercise price equal to the fair market value of the Common Stock on the date of grant. Options granted under the 1997 Director Plan become exercisable in equal annual installments over a four-year period. Notwithstanding such vesting schedule, all outstanding options under the 1997 Director Plan become exercisable in full in the event of an "Acquisition Event" (as defined in the 1997 Director Plan). The term of each option granted under the 1997 Director Plan is ten years, provided that, in general, an option may be exercised only while the director continues to serve as a director of the Company or within 60 days thereafter. In fiscal 1998, no options were granted under this plan.

     Mr. Borman was paid $1,500 during fiscal 1998 as consideration for consulting services provided to the Company pursuant to a consulting agreement with the Company. Dr. Vander Sande was paid $3,300 during fiscal 1998 for consulting services provided to the Company pursuant to a consulting agreement with the Company. Mr. Drouin was paid $5,000 during fiscal 1998 for consulting services provided to the Company pursuant to a consulting agreement with the Company. The Baciocco Group, Inc., a consulting practice owned by Mr. Baciocco, was paid $2,500 during fiscal 1998 pursuant to a consulting agreement with the Company. All of these consulting agreements were terminated on July 1, 1997. In July 1997, Mr. Drouin also received a grant of 9,000 shares of Common Stock of the Company in recognition of significant contributions relating to the initiation and completion of the EDF strategic alliance.

EXECUTIVE COMPENSATION

  Summary Compensation

     The following table sets forth certain information concerning the compensation for each of the last three fiscal years of the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers for fiscal 1998 (the Senior Executives).

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL                 LONG-TERM
                                             COMPENSATION(1)            COMPENSATION
                                      ------------------------------    ------------
                                                                         NUMBER OF
                                                                           SHARES
              NAME AND                FISCAL                             UNDERLYING      ALL OTHER
         PRINCIPAL POSITION            YEAR      SALARY       BONUS      OPTIONS(2)     COMPENSATION
         ------------------           ------    --------      ------     ----------     ------------
Gregory J. Yurek....................   1998     $295,000          --           --         $351,233(3)
  President and Chief                  1997      295,000          --       60,000          208,439(4)
  Executive Officer                    1996      295,000          --       80,000          106,334(5)
Gero G. Papst(6)....................   1998      169,230      19,289           --           15,231(7)
  Managing Director, American          1997      193,920      12,550       10,000           12,928(7)
  Superconductor Europe GmbH           1996      210,070       8,125       25,000           14,058(7)
John D. Scudiere....................   1998      170,000      22,182           --               --
  Vice President,                      1997      170,000      20,892       20,000               --
  Manufacturing.....................   1996      143,333          --       40,000               --
Alexis P. Malozemoff(8).............   1998      183,000      22,182           --               --
  Chief Technical Officer              1997      183,000      16,713       10,000               --
                                       1996      183,000       7,320       20,000               --
Roland E. Lefebvre(9)...............   1998      185,000      30,000           --               --
  Vice President,                      1997      161,282(10)  30,000      110,000           50,000(11)
  Marketing and Sales                  1996           --          --           --               --

---------------

(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other person benefits constituted less than the lesser of $50,000 or 10% of the total annual salary of the Senior Executive.

(2) The option grants for fiscal 1997 predominantly consist of grants made in March 1997, which were intended to comprise part of the executive officers' overall compensation package for the fiscal year ended March 31, 1998. Although no option grants were made in the fiscal year ended March 31, 1998, options were granted to executive officers in May 1998, which are intended to comprise part of the executive officers' overall compensation package for the fiscal year ending March 31, 1999.

(3) Represents the forgiveness of $349,368 (consisting of principal and associated interest) loaned by the Company to Dr. Yurek and $1,865 of insurance premiums paid by the Company for a term life insurance policy on Dr. Yurek. Dr. Yurek's wife is the beneficiary of this insurance policy.

 (4) Represents the forgiveness of $206,744 (consisting of principal and associated interest) loaned by the Company to Dr. Yurek and $1,695 of insurance premiums paid by the Company for a term life insurance policy on Dr. Yurek. Dr. Yurek's wife is the beneficiary of this insurance policy.

 (5) Represents the forgiveness of $104,779 (consisting of principal and associated interest) loaned by the Company to Dr. Yurek and $1,555 of insurance premiums paid by the Company for a term life insurance policy on Dr. Yurek. Dr. Yurek's wife is the beneficiary of this insurance policy.

 (6) The Company paid Dr. Papst a salary of 300,000 Deutschemarks in fiscal 1996, 1997 and 1998. The amounts presented in U.S. dollars are calculated based on the average exchange rate of the Deutschemark for the relevant fiscal year.

 (7) Represents amounts contributed by the Company to Dr. Papst's pension plan as required by German law and insurance premiums paid by the Company for a life insurance policy on Dr. Papst. Dr. Papst's wife is the beneficiary of this insurance policy.

 (8) As of May 1998, Dr. Malozemoff's title is Senior Vice President and Chief Technical Officer.

 (9) As of May 1998, Mr. Lefebvre's title is Executive Vice President and Chief Operating Officer.

(10) Mr. Lefebvre joined the Company in May 1996 and consequently received compensation only for a portion of the fiscal year ended March 31, 1997.

(11) Represents amount paid by the Company to Mr. Lefebvre for costs related to relocating to the Westborough, Massachusetts area.

OPTION GRANTS

     No options were granted in fiscal 1998 to the Senior Executives. See Note 2 to the Summary Compensation Table.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth certain information concerning each exercise of a stock option during fiscal 1998 by each of the Senior Executives and the number and value of unexercised options held by each of the Senior Executives on March 31, 1998.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SHARES OF
                                                                 COMMON STOCK
                                                            UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                              NUMBER OF                        OPTIONS AT FISCAL         IN-THE-MONEY OPTIONS
                               SHARES                              YEAR-END              AT FISCAL YEAR-END(2)
                             ACQUIRED ON       VALUE       -------------------------   -------------------------
NAME                          EXERCISE      REALIZED(1)    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                         -----------    -----------    -------------------------   -------------------------

Gregory J. Yurek...........    60,000        $471,000           361,500/126,000           $1,486,560/$216,000
Gero G. Papst..............        --              --           121,500/ 26,000           $  379,259/$ 58,875
John D. Scudiere...........        --              --            57,000/ 63,000           $   44,625/$118,500
Alexis P. Malozemoff.......    15,000        $121,375           165,250/ 47,500           $  570,644/$ 37,500
Roland E. Lefebvre.........        --              --            42,000/ 68,000           $   55,650/$104,100

---------------

(1) Represents the difference between the exercise price and the fair market value of the Common Stock on the date of exercise.

(2) Based on the fair market value of the Common Stock on March 31, 1998 ($13.875 per share), less the option exercise price.

EMPLOYMENT AGREEMENTS WITH SENIOR EXECUTIVES

     Dr. Yurek and Dr. Malozemoff are each party to an employment agreement with the Company. The term of each agreement commenced on December 4, 1991 and continues until terminated as follows: by the employee, at any time on or after December 4, 1992, upon at least 90 days prior notice; by the Company for cause (as defined in the employment agreement); by the Company without cause (in which case, for a 12-month period following the date of termination, the employee shall continue to receive his salary and other benefits and his stock options shall continue to vest); or as a result of the death or disability of the employee (in which case his stock options shall become immediately exercisable for the number of additional shares as to which it would have become exercisable if his employment had continued for an additional 12 months). Under the terms of each employment agreement, the employee agreed that, among other things, he will not engage in a business competitive with that of the Company until one year after the later of the termination of the employee's employment with the Company or the expiration of the one-year period during which the employee's compensation and benefits continue in the event of an employment termination without cause. The Company has the right to extend the period for which these restrictions remain in effect for an additional one-year period by continuing the employee's salary and benefits for this additional period.

     Dr. Papst is a party to an employment agreement with American Superconductor Europe GmbH, a wholly owned subsidiary of the Company ("ASC Europe"). The term of the agreement commenced on January 1, 1993 and continues until terminated as follows: by either party upon at least 12 months' notice; by ASC Europe if Dr. Papst is dismissed from his position as Managing Director of ASC Europe as a result of German corporate law; or by either party for cause (as defined in the employment agreement). Under the terms of the employment agreement, Dr. Papst agreed that he will not engage in a business competitive with that of the Company or ASC Europe until two years after the termination of the employment agreement.

CERTAIN BUSINESS RELATIONSHIPS

     Between April 18, 1994 and November 1, 1994, the Company made a series of loans to Dr. Yurek in the aggregate amount of $650,000. These loans bore interest at rates ranging from 4.51% to 6.34% per annum, which in each case was based on the then Applicable Federal Rate as announced by the Internal Revenue Service for a loan of the applicable duration. These loans were secured by a pledge by Dr. Yurek's wife of her beneficiary interest in an insurance policy on the life of Dr. Yurek. By vote of the Compensation Committee at a meeting on May 12, 1995, the Company forgave $100,000 of the principal of the loans made on April 18, 1994, May 23, 1994 and August 19, 1994 and the associated interest ($4,779), and the remainder of the loans were consolidated. By vote of the Compensation Committee at a meeting on April 17, 1996, the Company forgave an additional $106,744 of the principal and associated interest of the outstanding loan. On November 1, 1996, $100,000 of principal was repaid. By vote of the Compensation Committee at a meeting held on May 2, 1997, the Company forgave an additional $100,000 of the principal of the outstanding loan. By a vote of the Compensation Committee on May 14, 1998, the Company forgave the remaining $349,368 of the principal and interest of the outstanding loan.

     The Company has adopted a Code of Business Conduct which, among other things, prohibits its officers and employees from having any significant interest in an enterprise with whom the Company has material business dealings, or engaging in any business or financial activity that may conflict with that of the Company.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     This report addresses the compensation policies of the Company applicable to its officers during fiscal 1998. The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"), which is comprised of three non-employee directors. The Committee is responsible for determining the compensation package of each executive officer, including the Chief Executive Officer. In fiscal 1998, the Board of Directors did not modify in any material way or reject any action or recommendation of the Committee with respect to executive officer compensation.

     The objectives of the Committee in determining executive compensation are
(i) to recognize and reward exceptional performance by the Company's executives,
(ii) to provide incentive for high levels of current and future performance, and
(iii) to align the objectives and rewards of Company executives with those of the stockholders of the Company. The Committee believes that an executive compensation program that achieves these objectives will not only properly motivate and compensate the Company's current officers, including the Chief Executive Officer, but will enable the Company to attract other officers that may be needed by the Company in the future.

     The executive compensation program is implemented through three principal elements -- base salary, an annual incentive plan based on individual contributions to corporate success and stock option grants.

     In establishing the salary of officers, including the Chief Executive Officer, the Committee considers the individual performance of the officer, the performance of the Company as a whole, the nature of the individual's responsibilities, historic salary levels of the individual, and the median level of cash compensation paid to officers in comparable positions at other companies whose business and/or financial position is similar to that of the Company. For purposes of this comparison, the Committee considers the executive compensation of a range of public technology-oriented companies whose business, stage of development, financial position and/or recent financial performance are similar to that of the Company, as well as the companies included in the Peer Index in the Stock Performance Graph. The Committee has determined that the salaries paid to the Company's officers, including the Chief Executive Officer, are appropriately positioned relative to the median cash compensation levels for executives with comparable responsibilities in similar firms and the contributions of the individuals to the success of the firm.

     In 1996, the Committee implemented an annual incentive compensation plan for all officers, including the Chief Executive Officer. Awards under the plan reflect individual contributions to the achievement of predetermined Company objectives, including financial objectives, product development objectives, and marketing and business development objectives. At this stage of the Company's development, the Committee believes it is appropriate for officers to have a portion of their annual cash compensation dependent upon performance in that year, and the Committee may consider increasing the "at risk" portion of executive compensation over time. Bonuses were awarded for fiscal 1998 performance because the Company achieved or took substantial steps toward the achievement of key corporate objectives, including the launching of two commercial products for industrial power quality solutions, the completion of a new corporate strategic alliance, the development and technical evaluation of a new medium-voltage power quality product, the commercialization of HTS/LTS hybrid SMES units, the manufacture and test of coil sets and cooling system for the first 1,000 horsepower HTS motor, the successful completion of two business acquisitions, and the successful public offering of the Company's Common Stock, completed in April 1998. Although Dr. Yurek was not paid a bonus during fiscal 1998, the Compensation Committee elected to forgive certain indebtedness of Dr. Yurek to the Company in lieu of paying him a bonus.

     The Committee uses stock options as a significant element of the compensation package of the officers, including the Chief Executive Officer, because they provide an incentive to executives to maximize stockholder value, because they reward the officers only to the extent that stockholders also benefit, and because the vesting of the options (the options generally become exercisable in installments over a five-year period) serves as a means of retaining these officers. In recommending that stock options be granted to certain officers, the Committee considers a number of factors including the performance of the officer, the responsibilities of the officer, the officer's current stock or option holdings, and the median levels of long term incentives paid to officers with comparable responsibilities in similar companies, including the companies included in the Company's Peer Index in the Stock Performance Graph. Although no option grants were made to executive officers in fiscal 1998, options were granted to executive officers in March 1997, which were intended to comprise part of the executive officers' overall compensation package for the fiscal year ended March 31, 1998, and in May 1998, which are intended to comprise part of the executive officers' overall compensation package for the fiscal year ending March 31, 1999. It has been the practice of the Committee to fix the exercise price of options granted at 100% of the fair market value of the Common Stock on the date of grant. The Board of Directors recognizes that it is essential for officers of the Company to establish and maintain an ownership position in the Company. In order to ensure that this expectation is met, the Board of Directors has established guidelines relating to stock ownership and disposition for all officers under which an officer is strongly encouraged to establish and maintain ownership of shares in an amount directly proportional to the number of shares exercised. The Committee considers each officer's compliance with these guidelines in the establishment of ongoing option grants. All officers, including the Chief Executive Officer, are in compliance with this policy.

     In evaluating corporate and individual performance for the purposes of determining salary levels, awarding bonuses and granting stock options, the Committee considers the progress and success of the Company with respect to matters such as product development, strategic alliances, and enhancement of the Company's patent and licensing position, as well as changes in scope of responsibility for specific individuals.

     The Committee also takes into account, to the extent it believes appropriate, the limitations on the deductibility of executive compensation imposed by Section 162(m) of the Internal Revenue Code in determining compensation levels and practices.



                                          COMPENSATION COMMITTEE

                                          Peter O. Crisp
                                          John B. Vander Sande
                                          Richard Drouin

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Common Stock of the Company from March 31, 1993 to March 31, 1998 (the end of fiscal 1998) with the cumulative total return of (i) the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) (the "Nasdaq Index") and (ii) an index of five companies in a line of business similar to the Company's (the "Peer Index"). The Peer Index is comprised of Biomagnetic Technologies, Inc., Intermagnetic General Corporation, Superconductor Technologies, Inc., Conductus, Inc. and Illinois Superconductor Corporation. The Company believes these five companies are the only companies whose business is similar to that of the Company and whose stock has been publicly traded for at least one year. This graph assumes the investment of $100.00 on March 31, 1993 in the Company's Common Stock, the Nasdaq Index and the Peer Index, and assumes any dividends are reinvested. Measurement points are March 31, 1994, March 31, 1995, March 31, 1996, March 31, 1997 and March 31, 1998 (the Company's last five fiscal year ends).


                                    [GRAPH]


                            MARCH 1993   MARCH 1994   MARCH 1995   MARCH 1996   MARCH 1997   MARCH 1998
                            ----------   ----------   ----------   ----------   ----------   ----------
American Superconductor
  Corporation.............     $100         $174         $148         $105         $ 63         $104
Peer Index................     $100         $134         $119         $212         $125         $ 98
Nasdaq Index..............     $100         $108         $120         $163         $181         $275


            APPROVAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF
                  INCORPORATION TO AUTHORIZE ADDITIONAL SHARES

     On May 27, 1998, the Board of Directors of the Company proposed the adoption of an amendment to the Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), pursuant to which, subject to stockholder approval, the number of authorized shares of the Company's Common Stock would be increased from 20,000,000 to 50,000,000 shares. THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THIS AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

     The purpose of the amendment is to allow the Company the ability to issue additional shares in connection with acquisitions of other companies or technologies, future financings, joint ventures, stock splits, employee and director benefit programs, a stockholder rights plan and other desirable corporate activities, without requiring the Company's stockholders to approve an increase in the authorized number of shares of Common Stock each time such action is contemplated. If the proposed amendment to the Charter Certificate of Incorporation is adopted, all or any of the authorized shares of Common Stock may be issued in the future for such corporate purposes and such consideration as the Board deems advisable from time to time, without further action by the stockholders of the Company and without first offering such shares to the stockholders.

     Of the 20,000,000 currently authorized shares of Common Stock of the Company, as of May 29, 1998, 15,278,493 shares were issued and outstanding. An additional 2,583,790 shares were reserved for issuance upon the exercise of options granted under the Company's option plans and 460,500 shares were reserved for issuance upon the exercise of certain warrants issued by the Company.

     Authorized shares of Common Stock in excess of those shares outstanding also could make more difficult a change in control of the Company. For example, such shares could be sold to purchasers who might side with the Board of Directors in opposing a takeover bid that the Board determines not to be in the best interests of the Company and it stockholders. Such a sale could have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of the Company's Common Stock, to acquire control of the Company, since the issuance of new shares could be used to dilute the stock ownership of the acquirer.

     If the amendment is adopted by the stockholders, it will become effective upon the filing and recording of a Certificate of Amendment as required by Delaware law.

                APPROVAL TO AMEND THE 1996 STOCK INCENTIVE PLAN

     On May 27, 1998, the Board of Directors of the Company adopted, subject to stockholder approval, an amendment to the 1996 Stock Incentive Plan (the "Plan") to increase the number of shares of the Company's Common Stock authorized for issuance from 1,400,000 to 2,900,000.

     The purpose of the Plan is to advance the interests of the Company by enhancing the Company's ability to attract and retain key employees, consultants and others who are in a position to contribute to the Company's future growth and success (including growth through potential acquisitions, in which case a sufficient number of shares of the Company's Common Stock must be available for issuance under the Plan). THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THE AMENDMENT TO THE PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

     The Plan is summarized below. This summary is qualified in all respects by reference to the full text of the Plan, copies of which are available upon request to the Secretary of the Company.

SUMMARY OF THE PLAN

     The Plan was adopted by the Company's Board of Directors on April 17, 1996. The Plan provides for the grant of stock options, stock appreciation rights, performance shares and restricted and unrestricted stock awards to employees, officers and directors of, and consultants or advisers to, the Company. The Plan is administered by the Board of Directors. As of May 29, 1998, the Company had 208 employees, all of whom were eligible to participate in the Plan.

     Under the Plan, the Company may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code ("incentive stock options"), or options not intended to qualify as incentive stock options ("nonstatutory options"). Incentive stock options may only be granted to employees of the Company. The Board of Directors shall have the discretion to accelerate the vesting of the options granted under the Plan.

     Subject to the provisions of the Plan, the Board of Directors has the authority to select the participants to whom options are granted and determine the terms of each option, including (i) the number of shares of Common Stock subject to the option, (ii) when the option becomes exercisable, (iii) the option exercise price, which, in the case of incentive stock options, must be at least 100% (110% in the case of incentive stock options granted to a stockholder owning in excess of 10% of the Company's Common Stock) of the fair market value of the Common Stock as of the date of grant, and (iv) the duration of the option (which, in the case of incentive stock options, may not exceed ten years or five years in the case of incentive stock options granted to stockholders owning in excess of 10% of the Company's Common Stock). The Board of Directors may, in its sole discretion, include additional provisions in any option or award granted or made under the Plan, so long as such provisions are not inconsistent with the Plan or applicable law. The Board of Directors may also, in its sole discretion, accelerate the date or dates on which all or any particular option or options granted under the Plan may be exercised.

     Payment of the option exercise price may be made in cash, shares of Common Stock, delivery of a promissory note payable on terms specified by the Board of Directors, delivery of an irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, delivery of irrevocable instructions to a broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price or any combination of the foregoing.

     Incentive stock options are nontransferable other than by will or the law of descent and distribution and are exercisable during the lifetime of the option holder only while the option holder is in the employ of the Company, or within three months after termination of employment. In the event that termination is due to death or disability, or if death occurs within three months after termination, the option is exercisable for a one-year period thereafter.

     The Board of Directors may grant restricted stock awards entitling the recipient to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares from the recipient in the event that certain conditions specified by the Board of Directors are not satisfied prior to the end of the applicable period or periods. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered during the restricted period, except as permitted by the Board. The Board of Directors, in its sole discretion, may also grant to recipients shares of Common Stock free of any restrictions. The Board of Directors determines the purchase price for each share of restricted and unrestricted stock, which may not be less than the par value of the Common Stock. The purchase price may be paid in the form of past services or such other lawful consideration as the Board of Directors may determine. The Board of Directors may at any time accelerate the expiration of the restricted period applicable to all or any particular outstanding shares of restricted stock.

     The Board of Directors may grant Stock Appreciation Rights ("SARs") entitling recipients, upon the exercise of the SAR, to an amount of cash, Common Stock, or a combination thereof (as the Board of Directors determines) equal to the excess of the fair market value of Common Stock on the date of exercise of the SAR over the fair market value on the date of the award of the SAR. SARs may be granted in tandem with or independently of options granted under the Plan. The Board of Directors may also make performance share awards entitling recipients to acquire shares of Common Stock upon the attainment of specified performance goals.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to options granted under the Plan and with respect to the sale of Common Stock acquired upon the exercise of options granted under the Plan.

  Incentive Stock Options

     In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of Common Stock acquired through the exercise of the option ("ISO Stock"). The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

     Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for at least two years from the date the option was granted (the "Grant Date") and one year from the date the option was exercised (the "Exercise Date"), then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

     If the participant sells ISO Stock for more than the exercise price prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of sale.

     If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of sale.

  Nonstatutory Stock Options

     As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a nonstatutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a nonstatutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option ("NSO Stock") on the Exercise Date over the exercise price.

     With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the excess of the sale price of the NSO Stock over the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term gain or loss if the participant has held the NSO Stock for more than one year prior to the date of the sale.

  Tax Consequences to the Company

     The grant of an option under the Plan will have no tax consequences to the Company. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any Common Stock acquired upon the exercise of an option granted under the Plan will have any tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the Plan, including as a result of the exercise of a nonstatutory stock option or a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code. The Company will have a withholding obligation with respect to any ordinary compensation income recognized by participants under the Plan who are employees or otherwise subject to withholding in connection with the exercise of a nonstatutory stock option.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of Coopers & Lybrand L.L.P. as the Company's independent auditors for the current fiscal year. Coopers & Lybrand L.L.P. has served as the Company's independent auditors since the Company's inception. Although stockholder approval of the Board of Directors' selection of Coopers & Lybrand L.L.P. is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors may reconsider its selection of Coopers & Lybrand L.L.P.

     Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, the Company will reimburse them for their out-of-pocket expenses in this regard.

     Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company at its principal office in Westborough, Massachusetts not later than February 26, 1999 for inclusion in the proxy statement for that meeting.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Dr. Yurek filed a Form 4 reporting (i) gifts of Common Stock to each of his two minor children and (ii) a sale of Common Stock by one of his minor children after the required filing date. Dr. Malozemoff also filed a Form 4 reporting the acquisition of shares of Common Stock of the Company through the exercise of stock options after the required filing date. The Company is not aware of any other failure by its officers, directors and holders of 10% of the Company's Common Stock to comply in a timely manner during fiscal 1998 with Section 16(a) filing requirements.


                                          By Order of the Board of Directors,


                                          Stanley Piekos, Secretary

June   , 1998

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN IF THEY HAVE SENT IN THEIR PROXIES.

PROXY                  AMERICAN SUPERCONDUCTOR CORPORATION                 PROXY
     PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JULY 29, 1998
   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

    The undersigned, revoking all prior proxies, hereby appoint(s) Gregory J. Yurek, Stanley Piekos and Patrick J. Rondeau, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of stock of American Superconductor Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, Two Technology Drive, Westborough, Massachusetts 01581 on Wednesday, July 29, 1998, at 9:00 a.m., local time, and at any adjournment thereof (the "Meeting").

    In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR all proposals. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Secretary of the Company or shall vote in person at the Meeting.

  PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID
                                RETURN ENVELOPE.

1. To elect the following eight (8) directors (except as marked below) for the ensuing year.
   NOMINEES:  Gregory J. Yurek, Albert Baciocco, Frank Borman, Peter O. Crisp,
              Richard Drouin, Gerard Menjon, Andrew G.C. Sage, II and John B. Vander Sande
   [ ] FOR all nominees (except as marked below)

   [ ] WITHHOLD authority to vote for all nominees

For all nominees except the following nominee(s):______________________________
                  (Continued, and to be signed, on reverse side)

2. To approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 20,000,000 to 50,000,000.

         [ ] FOR                [ ] AGAINST               [ ] ABSTAIN

3. To approve an amendment to the 1996 Stock Incentive Plan to increase the number of shares of Common Stock authorized for issuance under such plan from 1,400,000 to 2,900,000.

         [ ] FOR                [ ] AGAINST               [ ] ABSTAIN

4. To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent public accountants for the current fiscal year.

         [ ] FOR                [ ] AGAINST               [ ] ABSTAIN



                                             Dated:_____________________ , 1998

                                             __________________________________
                                                         SIGNATURE

                                             __________________________________
                                                 SIGNATURE IF HELD JOINTLY

                                             PLEASE SIGN EXACTLY AS NAME
                                             APPEARS HEREON. IF THE STOCK IS
                                             REGISTERED IN THE NAMES OF TWO OR
                                             MORE PERSONS, EACH SHOULD SIGN.
                                             EXECUTORS, ADMINISTRATORS,
                                             TRUSTEES, GUARDIANS, ATTORNEYS AND
                                             CORPORATE OFFICERS SHOULD ADD
                                             THEIR TITLES.